EXHIBIT 5





                                    June 28, 1996



          Trico Marine Services, Inc.
          610 Palm Avenue
          Houma, Louisiana  70364

          Gentlemen:

               We have acted as counsel for Trico Marine Services, Inc., a Delaware corporation (the "Company"), in connection with the Company's registration statement on Form S-8 (the "Registration Statement") with respect to the offering by the Company of up to 927,509 shares of the common stock of the Company, $.01 par value per share (the "Common Stock"), to certain of its employees pursuant to the terms of the Trico Marine Services, Inc. 1993 Stock Option Plan and the Trico Marine Services, Inc. 1996 Incentive Compensation Plan (collectively, the "Plans").

               Based upon the foregoing, and upon our examination of such matters as we deem necessary in order to furnish this opinion, we are of the opinion that the shares of Common Stock registered pursuant to the Registration Statement, when issued according to the terms of the respective Plans, will be legally issued, fully paid and non-assessable.

               We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.


                                        Yours very truly,

                                        JONES, WALKER, WAECHTER,
                                        POITEVENT, CARRERE & DENEGRE, L.L.P.


                                        By: /s/ Margaret F. Murphy